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                                                           EXHIBIT 10.4




                              TAX SHARING AGREEMENT

                                      among

                           GENERAL SEMICONDUCTOR, INC.

                                 COMMSCOPE, INC.

                                       and

                             NEXTLEVEL SYSTEMS, INC.
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                                TABLE OF CONTENTS

                                                                         Page

SECTION 1.  Definition of Terms                                           2

SECTION 2.  Allocation of Tax Liabilities                                 7

SECTION 3.  Proration of Taxes for Straddle Periods                      11

SECTION 4.  Preparation and Filing of Tax Returns                        12

SECTION 5.  Tax Payments and Intercompany Billings                       17

SECTION 6.  Tax Benefits                                                 21

SECTION 7.  Assistance and Cooperation                                   22

SECTION 8.  Tax Records                                                  23

SECTION 9.  Tax Contests                                                 24

SECTION 10. Effective Date; Termination of Prior Intercompany Tax        25
            Allocation Agreements

SECTION 11. No Inconsistent Actions                                      25

SECTION 12. Survival of Obligations                                      27

SECTION 13. Employee Matters                                             27

SECTION 14. Treatment of Payments; Tax Gross Up                          27

SECTION 15. Disagreements                                                29

SECTION 16. Late Payments                                                29

SECTION 17. Expenses                                                     29

SECTION 18. General Provisions                                           30


                                   (i)
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                              TAX SHARING AGREEMENT

      This Agreement is entered into as of July 25, 1997 by and among General Semiconductor, Inc., a Delaware corporation ("GS"), CommScope, Inc., a Delaware corporation ("CommScope"), and NextLevel Systems, Inc. a Delaware corporation ("Systems"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

      WHEREAS, as of the opening of business on the date hereof, General Instrument Corporation ("GI") was the common parent of an affiliated group of corporations, including CommScope and Systems, which has elected to file consolidated Federal income tax returns; and

      WHEREAS, the Companies have entered into a Distribution Agreement, dated as of June 12, 1997, setting forth the corporate transactions pursuant to which GI will distribute all of the outstanding shares of common stock of Systems to GI shareholders, and Systems will distribute all of the outstanding shares of CommScope to Systems shareholders, in transactions intended to qualify as tax-free distributions under Section 355 of the Code; and

      WHEREAS, as a result of the Systems Distribution, CommScope and Systems, and their respective subsidiaries, will cease to be members of the affiliated group of which GI is the common parent, effective as of the Distribution Date; and

      WHEREAS, as a result of the CommScope Distribution, CommScope and its subsidiaries will cease to be members of the affiliated group of which Systems is the common parent, effective as of the CommScope Distribution Date; and

      WHEREAS, as of the Distribution Date, GI will be renamed General Semiconductor, Inc.; and

      WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the

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transactions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes;

      NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

      SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

      "Accounting Cutoff Date" means, with respect to each of GS, CommScope and Systems, any date as of the end of which there is a closing of the financial accounting records for such entity.

      "Accounting Firm" shall have the meaning provided in Section 15.

      "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

      "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distributions.

      "Agreement" shall mean this Tax Sharing Agreement.

      "Allocated Federal Tax Liability" shall have the meaning provided in
Section 5.01(b)(i).

      "Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.


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      "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

      "CommScope" means CommScope, Inc., a Delaware corporation, and any successor.

      "CommScope Distribution" means the CommScope Distribution, as that term is defined in the Distribution Agreement.

      "CommScope Distribution Date" means the CommScope Distribution Date, as that term is defined in the Distribution Agreement.

      "CommScope Group" means Commscope and its Affiliates as determined immediately after the Distributions.

      "Companies" means GS, CommScope, and Systems, collectively, and "Company" means any one of GS, CommScope or Systems.

      "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

      "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

      "Consolidated Tax Liability" means, with respect to any GI Federal Consolidated Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the
Code), provided that such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55.

      "Cumulative Federal Tax Payment" shall have the meaning provided in
Section 5.01(b)(ii).

      "Distribution Agreement" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the distribution to GI shareholders of Systems common shares, and the distribution to Systems shareholders of CommScope common shares, and to which this Tax Sharing Agreement is attached as an exhibit.


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      "Distribution Date" means the NextLevel Systems Distribution Date, as that term is defined in the Distribution Agreement.

      "Distributions" means the NextLevel Systems Distribution and the CommScope Distribution, as such terms are defined in the Distribution Agreement.

      "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

      "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

      "GI Delaware" means General Instrument Corporation of Delaware, a Delaware corporation.

      "GI Federal Consolidated Return" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes GI or GS as the common parent and includes any member of the CommScope Group or the Systems Group.

      "GS" means General Semiconductor, Inc., a Delaware corporation, and any successor.

      "GS Group" means GS and its Affiliates, excluding any entity that is a member of the Systems Group or the CommScope Group.

      "Group" means the GS Group, the CommScope Group, and the Systems Group, as the context requires.

      "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

      "Payment Date" means (i) with respect to any GI Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.


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      "Pre-Distribution Consolidated Tax Liability" means Consolidated Tax
Liability with respect to all Tax Periods ending on or prior to the Distribution Date and in the case of the Tax Period which includes the Distribution Date, the Consolidated Tax Liability computed as if the Distribution Date were the last day of the Tax Period.

      "Post-Distribution Period" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

      "Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

      "Prime Rate" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

      "Prior Intercompany Tax Allocation Agreements" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the GS Group, the CommScope Group, and the Systems Group as of the Distribution Date (other than this Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group).

      "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

      "Restructuring Tax" means the Taxes described in Sections 2.06(a)(ii) or 2.06(a)(iii) (relating to Tax resulting from any income or gain recognized as a result of the Transactions).

      "Ruling Request" means the letter filed by GI with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.


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      "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

      "Straddle Period" means any Tax Period that begins on or before and ends after the Distribution Date.

      "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

      "Systems" means NextLevel Systems, Inc., a Delaware corporation, and any successor.

      "Systems Delaware" means NextLevel Systems of Delaware, Inc., a Delaware corporation.

      "Systems Group" means Systems and its Affiliates as determined immediately after the Distributions.

      "Systems Distribution" means the NextLevel Systems Distribution, as that term is defined in the Distribution Agreement.

      "Tainting Act" shall have the meaning provided in Section 11.

      "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.


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      "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments), net of any associated or corresponding item of income, gain or other increase in otherwise required Tax payments.

      "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund).

      "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

      "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

      "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

      "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

      "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

      "Transactions" means the transactions contemplated by the Distribution Agreement (including the Corporate Restructuring Steps and Distributions, as defined in such agreement).

      "Transferred Communications Businesses" shall have the meaning provided in Section 2.05.


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      "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

      SECTION 2. Allocation of Tax Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Distribution Periods, Straddle Periods, and Post-Distribution Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

      2.01 General Rule

            (a) Systems Liability. Systems shall indemnify and hold harmless the GS Group and the CommScope Group from and against any liability for Taxes which Systems is liable for under this Section 2.

            (b) GS Liability. GS shall be liable for, and shall indemnify and hold harmless the Systems Group and the CommScope Group from and against any liability for Taxes which are allocated to GS under this Section 2.

            (c) CommScope Liability. CommScope shall be liable for, and shall indemnify and hold harmless the Systems Group and the GS Group from and against any liability for, Taxes which are allocated to CommScope under this Section 2.

      2.02 Allocation of United States Federal Income Tax. Except as otherwise provided in this Agreement:

            (a) Allocation of Tax Relating to GI Federal Consolidated Returns. With respect to any GI Federal Consolidated Return: (i) Systems shall be liable for all Pre-Distribution Consolidated Tax Liability and (ii) GS shall be liable for any Consolidated Tax Liability for the Tax Period which includes the Distribution Date in excess of Systems' liability under clause (i).

            (b) Allocation of GI Federal Consolidated Return Tax Adjustments. With respect to any GI Federal Consolidated Return: (i) Systems shall be liable for any adjustments to the


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      reported Pre-Distribution Consolidated Tax Liability and (ii) GS shall be liable for any adjustments to the Consolidated Tax Liability for the Tax Period which includes the Distribution Date in excess of Systems' liability under clause (i).

      2.03 Allocation of State Income Taxes. Except as otherwise provided in this Agreement, State Income Taxes shall be allocated as follows:

            (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax that is apportioned under this Agreement to a Pre-Distribution Period, Systems shall be liable (i) to GS for such Tax imposed on any members of the GS Group, and (ii) to CommScope for such Tax imposed on any members of the CommScope Group.

            (b) Consolidated or Combined State Income Taxes.

                  (i) Allocation of Tax Reported on Tax Returns Filed After the
            Distribution Date. Systems shall be liable for any Consolidated or Combined State Income Tax that is apportioned under this Agreement to a Pre-Distribution Period.

                  (ii) Allocation of Combined or Consolidated State Income Tax
            Adjustments. Systems shall be liable for any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return (or as previously adjusted) that is apportioned under this Agreement to a Pre-Distribution Period.

      2.04 Allocation of State Income Tax Effects of Federal Audit Adjustments. Systems shall be liable for any State Income Taxes resulting from the adjustments to GI Federal Consolidated Returns, to the extent that such State Income Taxes are apportioned to a Pre-Distribution Period. In accordance with
Section 6, any Tax Benefit realized by the CommScope Group or by the GS Group as a result of Systems' payment of such State Income Taxes shall be for the account of Systems and shall be paid to Systems under Section 6. For example, if Systems pays a State Income Tax liability of $100x related to adjustments to the Tax Return of a member of the CommScope Group, and if such payment is available as a deduction on the CommScope Group's Tax Return for Federal Income Tax, CommScope shall pay to Systems the Federal Income Tax


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benefit attributable to the deduction (i.e., $35x assuming a 35% maximum marginal tax rate under Code Section 11, and assuming the payment is treated as a nondeductible dividend, capital contribution, or combination thereof under the Code in accordance with Section 14 of this Agreement).

      2.05 Allocation of Foreign Income Taxes and Other Taxes. Except as provided in Section 2.06, all Taxes (including without limitation any Foreign Income Taxes and any Taxes with respect to Post-Distribution Periods) other than those specifically allocated pursuant to Sections 2.02 through 2.04 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed; provided, however, any such Taxes specifically related to the businesses transferred by GI Delaware to Systems in the Transactions (the "Transferred Communications Businesses") shall be allocated to Systems. Subject to the proviso in the preceding sentence, as between the parties to this Agreement, GS shall be liable for all Taxes imposed on any member of the GS Group, Systems shall be liable for all Taxes imposed on any member of the Systems Group and CommScope shall be liable for all Taxes imposed on any member of the CommScope Group. The Companies believe that there is no Tax not specifically allocated pursuant to Sections 2.02 through 2.04 relating to Pre-Distribution Periods which is legally imposed on more than one legal entity or is not solely allocable to the Transferred Communications Businesses (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

      2.06 Transaction and Other Taxes

            (a) Systems Liability. Except as otherwise provided in this Section 2.06, Systems shall be liable for, and shall indemnify and hold harmless the GS Group and the CommScope Group from and against any liability for, all Taxes resulting from the Transactions, including:


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                  (i) Any sales and use, gross receipts, or other transfer
            Taxes imposed on the transfers occurring pursuant to the Transactions;

                  (ii) any Tax resulting from any income or gain recognized
            under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions; and

                  (iii) any Tax resulting from any income or gain recognized as a result of any of the transactions contemplated by the Distribution Agreement failing to qualify for tax-free treatment under Code Sections 332, 351, 355, 361, or other provisions of the Code (as contemplated in the Ruling Request) or other applicable Tax Laws.

            (b) Indemnity for Inconsistent Acts. GS shall be liable for, and shall indemnify and hold harmless the Systems Group and the CommScope Group from and against any liability for, any Restructuring Tax (described in subparagraphs (ii) and (iii) above) to the extent arising from any breach of GS's representations or covenants under Section 11 or any Tainting Act by GS or its Affiliates. CommScope shall be liable for, and shall indemnify and hold harmless the Systems Group and the GS Group from and against any liability for, any Restructuring Tax to the extent arising from any breach of CommScope's representations or covenants under Section 11 or any Tainting Act by CommScope or its Affiliates.

            (c) Indemnity for Representations. Systems shall be liable for, and shall indemnify and hold harmless the GS Group and the CommScope Group from and against any liability for, any Restructuring Tax to the extent arising from the inaccuracy of any factual statements or representations in connection with the Ruling Request, but only to the extent such inaccuracy arises from facts in existence prior to the Distribution Date, and excluding any inaccuracy with respect to any statements or representations relating to CommScope or its Affiliates or any plan or intention on the part of CommScope or its Affiliates as to actions to be taken at or subsequent to the Distribution Date. CommScope shall be liable for, and shall indemnify and hold harmless the Systems Group and the GS Group from and against any liability for, any


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      Restructuring Tax to the extent arising from the inaccuracy of any factual statements or representations relating to the CommScope or its Affiliates in connection with the Ruling Request.

      2.07 Application to Interim Period Between Distributions. The parties intend that Systems and CommScope will file consolidated and combined Income Tax Returns for the period beginning on the day after the Systems Distribution and ending on the date of the CommScope Distribution. In connection with such period, Systems and CommScope intend that the principles of this Agreement (with Systems having the role of both Systems and, as applicable, GS) shall apply thereto mutatis mutandis, except as the parties hereto may otherwise agree.

      SECTION 3. Proration of Taxes for Straddle Periods

      3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

      3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation
Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.


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      SECTION 4. Preparation and Filing of Tax Returns

      4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

      4.02 Pre-Distribution Period and Straddle Period Tax Returns. All Tax Returns required to be filed for Pre-Distribution Periods or Straddle Periods, if not filed by the Distribution Date, shall be:

            (1) prepared and filed by Systems, in the case of any Tax Returns relating to a Consolidated or Combined Income Tax;1 and

            (2) prepared and filed, or caused to be prepared and filed, by the Group to which such Tax Return relates in all other cases.

      Each of GS and CommScope shall, for each Tax Period or portion thereof for which a member of the GS Group or the CommScope Group, respectively, is included in a Tax Return described in clause (1) of the preceding sentence, provide Systems with (i) a true and correct tax return for its Group together with an accompanying computation of Tax liability of its Group, (ii) separate tax returns for each member of its Group together with accompanying computations of the separate tax return Tax liabilities of each member of its Group, and (iii) a reconciliation of book income to federal taxable income for each member of its Group. GS and CommScope each hereby agrees to use its best efforts to provide Systems with such returns and computations no later than the first day of the sixth month following the end of the period to which such returns and computations relate, but in any event shall provide such returns and computations to Systems

--------
1     Systems may prepare these Tax Returns under the Transition Services
Agreement.


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no later than the fifteenth day of the sixth month following the end of the period to which such returns and computations relate. Each of GS and CommScope, in preparing the above mentioned tax returns for its Group, shall not consider or give effect to any (i) net operating loss carryover or carryover, (ii) capital loss carryover or carryback, (iii) excess charitable deduction carryover, (iv) excess tax carryover or carryback, or (v) other similar carryback or carryback item.

      4.03 Post-Distribution Period Tax Returns. Except as otherwise provided in Section 4.02 with respect to Straddle Period Tax Returns:

            (1) All Tax Returns related to the CommScope Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by CommScope,

            (2) All Tax Returns related to the Systems Group for
      Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by Systems.

            (3) All Tax Returns related to the GS Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by GS.

      4.04 Manner of Filing.

      (a) All Tax Returns filed or caused to be filed by GS, CommScope or Systems after the Distribution Date shall be prepared on a basis that is consistent with any IRS ruling obtained by GI in connection with the restructuring of GI contemplated by the Distribution Agreement (in the absence of a controlling change in law or circumstances), and shall be filed on a timely basis by the party responsible for such filing under this Agreement.

      (b) All Tax Returns filed or caused to be filed by GS, or CommScope or Systems after the Distribution Date shall be prepared (in the absence of a controlling change in law or circumstances) consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Distribution Date.


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      4.05 Right to Review Tax Returns

            (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

            (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return. Any such Tax Return shall be supplied by the Company responsible for its preparation and filing to the Company responsible for its signing at least five days prior to the due date of such Tax Return (including applicable extensions) and such signing Company shall deliver an executed copy of such Tax Return to the filing


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      Company at least two days prior to the due date of such Tax Return
      (including applicable extensions).

      4.06 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests")

            (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as provided in paragraph (b) below, each of the Companies hereby agrees that, unless each of the other Companies consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Distribution Period shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Consolidated or Combined Income Tax any Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request which the Companies consent to make under this Section 4.06 shall be prepared and filed by the Responsible Company under Sections 4.02 and 4.03 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

            (b) Exception for Adjustment Requests Related to Audit Adjustments. Each of the Companies shall be entitled, without the consent of any other Company, to require GS to file an Adjustment

      Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any Pre-Distribution Period. For example, if the Internal Revenue Service requires a Company to capitalize an item deducted for the taxable year 1993, such Company shall be entitled, without the consent of any other Company, to require GS to file an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993. In addition, Systems shall be entitled to require GS or CommScope, as appropriate, to file an Adjustment Request of the same sort with respect to Separate Company Taxes for any Pre-Distribution Periods.

            (c) Other Adjustment Requests Permitted. Nothing in this Section
      4.06 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes; provided, however, that without the written consent of Systems (which consent shall not be unreasonably withheld) neither GS nor CommScope shall file an amended Tax Return with respect to Taxes for which Systems is liable under this Agreement. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

            (d) Payment of Refunds. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 6.

      SECTION 5. Tax Payments and Intercompany Billings

      5.01 Payment of Taxes With Respect to GI Federal Consolidated Returns Filed After the Distribution Date. In the case of any GI Federal Consolidated Return the due date for which (including extensions) is after the Distribution Date,

            (a) Computation and Payment of Tax Due. At least ten business days prior to any Payment Date, GS shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall notify

      Systems in writing of the amount of Tax required to be paid on such Payment Date. GS will pay such amount to the Internal Revenue Service on or before such Payment Date.

            (b) Computation and Payment of Systems Liability With Respect to Tax Due. Within 30 days following any Payment Date, Systems will pay to GS the excess (if any) of

                  (i) the Pre-Distribution Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to Systems in a manner consistent with the provisions of
            Section 2.02(a) (the "Allocated Federal Tax Liability"), over

                  (ii) the cumulative net payments with respect to such Tax
            Return prior to such Payment Date made before the Distribution Date, plus all such payments by the members of the Systems Group made from the Distribution Date to the Payment Date (the "Cumulative Federal Tax Payment").

      If the Systems Cumulative Federal Tax Payment is greater than the Systems Allocated Federal Tax Liability as of any Payment Date, then GS shall pay such excess to Systems within 30 days of GS's receipt of the corresponding Tax Benefit (i.e., through either a reduction in GS's otherwise required Tax payment, or a refund of prior Tax payments).

            (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to GS required under paragraph (b) of this subsection 5.01, Systems shall also pay to GS an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by GS required under paragraph (b) of this subsection 5.01, GS shall also pay to the payee an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to the payee.

            (d) Representation Regarding Cumulative 1997 Federal Income Tax Payments. Systems represents and warrants to GS that, as of the the date hereof, $16,500,000 of cumulative net payments have been made by GI, and credited by the Internal Revenue Service, with respect to the 1997 GI Federal Consolidated Return.

            5.02 Payment of Federal Income Tax Related to Adjustments

            (a) Adjustments Resulting in Underpayments. GS shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Pre-Distribution Consolidated Tax Liability with respect to any GI Federal Consolidated Return. Systems shall pay to GS such amount within 30 days from the later of (i) the date the additional Tax was paid by GS or (ii) the date of receipt by Systems of a written notice and demand from GS for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by GS to the date of the payment under this Section 5.02(a).

            (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by GS of any Tax Benefit resulting from any adjustment to the Pre-Distribution Consolidated Tax Liability with respect to any GI Federal Consolidated Return, GS shall pay to Systems its share of any such Tax Benefit, as determined by Systems. Any payments required under this
      Section 5.02(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by GS to the date of payment to Systems Company under this Section 5.02(b).

            5.03 Payment of State Income Tax Relating to Pre-Distribution Periods With Respect to Returns Filed After the Distribution Date

            (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax relating to a Pre-Distribution Period, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and--

                  (i) If such Tax Return is with respect to a Consolidated or
            Combined State Income Tax, GS shall notify Systems in writing of the amount of Tax required to be paid on such Payment Date. GS will pay such amount to such Tax Authority on or before such Payment Date.

                  (ii) If such Tax Return is with respect to a Separate Company
            Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

            (b) Computation and Payment of Systems Liability With Respect to Tax Due. Within 120 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) relating to a Pre-Distribution Period, Systems shall pay to GS the tax liability allocable to Systems as determined by Systems under the provisions of
      Section 2.03(b)(i), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Systems to GS

            5.04 Payment of State Income Taxes Related to Adjustments

            (a) Adjustments Resulting in Underpayments. GS shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. Systems shall pay to GS its respective share of any such additional Tax payment determined by Systems in accordance with Section 2.03(b)(ii) within 120 days from the later of (i) the date the additional Tax was paid by GS or (ii) the date of receipt by Systems of a written notice and demand from GS for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Systems shall also pay to GS interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by GS to the date of its payment to GS under this Section 5.04(a).

            (b) Adjustments Resulting in Overpayments. Within 120 days of receipt by GS of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, GS shall pay to Systems its share of any such Tax Benefit determined by Systems. Any payments required under this Section 5.04(b) computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by GS to the date of payment to Systems under this Section 5.04(b).

            5.05 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

            5.06 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

            Section 6. Tax Benefits

            If a Tax Benefit accrues to a member of one Group as the result of an adjustment to any Tax Return with respect to any Taxes for which a member of another Group is liable hereunder, the Company to which such Tax Benefit accrues shall make a payment to the Company that is liable for such Taxes hereunder within 30 days following accrual of the Tax Benefit. Such payment shall be in an amount equal to the present value of such Tax Benefit (including any Tax Benefit realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of accrual of the Tax Benefit to the date of payment of such amount under this Section; provided, however, that no payment under this Section 6 by the Company to which such Tax Benefit accrues shall exceed the present value of the detriment to the Company liable for such Taxes, which deteriment results from the adjustment giving rise to such Tax Benefit.

            Section 7. Assistance and Cooperation

            7.01 General. After the Distribution Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

            7.02 Income Tax Return Information. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with GI's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

            Section 8. Tax Records

            8.01 Retention of Tax Records. Except as provided in Section 8.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Tax Periods, and Systems shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Companies. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified

Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

            8.02 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of
Section 8.01, by the Company responsible for preparing and filing the applicable Tax Return.

            8.03 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

            Section 9. Tax Contests

            9.01 Notice. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by one or more other parties hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and
(ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

            9.02 Control of Tax Contests. Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, Systems may participate in any Tax Contest with respect to Restructuring Taxes regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.

            Section 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective on the Distribution Date. Immediately prior to the close of business on the Distribution Date (i) all Prior Intercompany Tax Allocation Agreements (the "Prior Agreements") shall be terminated, and (ii) amounts due under such Prior Agreements as of the Distribution Date shall be settled as of the Distribution Date (including capitalization or distribution of amounts due or receivable under such agreements). Upon such termination and settlement, no further payments by or to the GS Group, by or to the CommScope Group, or by or to the Systems Group, with respect to such Prior Agreements shall be made, and all other rights and obligations resulting from such Prior Agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such Prior Agreements shall be ignored for purposes of computing amounts due under this Agreement.

            Section 11. No Inconsistent Actions.

            (a) Each of the Companies covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the Ruling Request (any such action is referred to in this Section 11 as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to each other Company (the "Requested Parties") (except that the

      Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an unqualified opinion of independent nationally recognized tax counsel acceptable to each Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request, or (ii) each Requested Party consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of each such Requested Party. Without limiting the foregoing:

                  (i) Specified Actions. During the two year period following the Distribution Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, no Company or its Affiliate will (A) liquidate or merge with or into any other corporation (other than a merger which results in the outstanding stock of such Company or its Affiliates immediately before the merger continuing to represent at least eighty (80) percent of the outstanding voting stock and non-voting stock of the merged corporations after the transaction); (B) issue more than 20%, by vote or value, of its capital stock in one or more transactions;
            (C) redeem, purchase or otherwise reacquire more than five (5) percent, by vote or value, of its capital stock in one or more transactions (other than in connection with future employee benefit plans or pursuant to a future market purchase program involving five
            (5) percent or less of its publicly traded stock); (D) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, more than 25% of the assets constituting the trades or businesses relied upon in the Ruling Request to sastisfy Section 355(b) of the Code; or (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code.

                  (ii) No Inconsistent Plan or Intent. Each of the Companies
            represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Ruling Request. Regardless of any change in circumstances, each of the Companies covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Distribution Date other than as permitted in this
            Section 11.

                  (iii) Amended or Supplemental Rulings. Each of the Companies
            covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request subsequent to the Distribution Date without the consent of the other Companies, which consent shall not be unreasonably withheld.

            (b) Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless each other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause
      (i) or (ii) of Section 11(a) was satisfied with respect to such Tainting Act.

            Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

            Section 13. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

            Section 14. Treatment of Payments; Tax Gross Up

            14.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law,

            (a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Systems Distribution on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws), and

            (b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Systems Distribution on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

            14.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

            14.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 14.02 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

            Section 15. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

            Section 16. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 16 or the interest rate provided under such other provision.

            Section 17. Expenses. Except as provided in Section 15, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

            Section 18. General Provisions

            18.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

            If to GS, at:               General Semiconductor, Inc.
                                        10 Melville Park Road
                                        Melville, New York 11747-3113
                                        Attn:  General Counsel

            If to Systems, at:          NextLevel Systems, Inc.
                                        8770 West Bryn Mawr Avenue
                                        Chicago, Illinois 60631
                                        Attn:  General Counsel

            If to CommScope, at:        CommScope, Inc.
                                        1375 Lenoir-Rhyne Boulevard
                                        Hickory, North Carolina 28601
                                        Attn:  General Counsel

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

            18.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

            18.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

            18.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

            18.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

            18.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

            18.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

            18.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.06), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

            18.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

            18.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                    GENERAL SEMICONDUCTOR, INC.


                                    By:   /s/ Ronald A. Ostertag
                                          ----------------------
                                    Name:  Ronald A. Ostertag
                                    Title: Chairman, CEO & President

                                    NEXTLEVEL SYSTEMS, INC.


                                    By:   /s/ Keith A. Zar
                                          ----------------
                                    Name:   Keith A. Zar
                                    Title:  Vice President and General Counsel

                                    COMMSCOPE, INC.


                                    By:   /s/ Frank B. Wyatt, II
                                          ----------------------
                                    Name:  Frank B. Wyatt, II
                                    Title: Secretary